Exhibit 1
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                                              Contact:  Stewart Lindsay
                                                        Edelman Public Relations
                                                        1-212-704-4435



             Bunge Limited Completes Acquisition of La Plata Cereal

       Acquisition makes Bunge the largest soybean processor in Argentina


WHITE PLAINS, NY - March 4, 2002 - Bunge Limited (NYSE: BG) today announced that it has closed its acquisition of La Plata Cereal S.A., a leading Argentine agribusiness company, for a maximum enterprise value of US$50 million in cash and assumed debt. The acquisition is in line with Bunge's stated strategy of pursuing selective acquisitions to expand its core businesses in key growth markets. Bunge expects the acquisition to be accretive to earnings in the second quarter of 2002.

Bunge acquired La Plata from Andre & Cie S.A., the Swiss agribusiness company. Bunge believes that this acquisition makes it the largest soybean processor and the second largest exporter of agricultural products from Argentina, both based on volumes. The acquisition also expands Bunge's fertilizer business, which is already the largest producer and supplier of fertilizer in South America based on volumes, into Argentina.

As a result of the acquisition, Bunge Argentina's soybean crushing capacity will increase 83% to 4.4 million metric tons per annum(1). Bunge believes that its grain and soybean export volume will increase 81% to 2.9 million metric tons per annum.

"Despite the recent financial difficulties faced by Argentina, the country is still the world's low-cost producer of grains and oilseeds," stated Alberto Weisser, chairman and chief executive officer of Bunge Limited. "The acquisition enhances our already strong position in this critical export origin."

"La Plata's businesses and asset mix are highly complementary to our existing infrastructure," stated Raul Padilla, president and chief executive officer of Bunge Argentina. "The integration of La Plata with Bunge Argentina will produce a powerful grain origination, soy processing and export platform and will establish a solid foothold for Bunge in the Argentine fertilizer market."

Similar to Bunge's existing business in Argentina, La Plata has been primarily an export company, shipping grains and oilseed products to Europe and Asia.

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(1) During FY 2001, Bunge Argentina crushed 1 million metric tons of soybean products through a toll crushing agreement with La Plata.


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Bunge has operated in Argentina since 1884.

About La Plata Cereal

La Plata Cereal, one of the largest agribusiness companies in Argentina, operates in four distinct lines of business: grain origination (soybeans, corn and wheat), soybean processing, fertilizer and ports and logistics. The company was founded in 1927. La Plata's facilities include six interior grain elevators, one soybean processing plant with two lines, a wholly-owned port facility in Puerto San Martin and a branded fertilizer business with a 10% market share in Argentina and over 4,000 farmer customers.

La Plata's grain and soybean origination facilities are divided equally between the primary soybean producing province of Salta and the primary wheat producing province of Buenos Aires. La Plata's soybean crushing plant is located along the Parana River, the principal export waterway of Argentina. La Plata owns a port facility located at Puerto San Martin, adjacent to its soybean processing facilities.

About Bunge

Bunge is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with primary operations in North and South America and worldwide distribution capabilities.


Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements that involve risks, uncertainties and assumptions. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, statements regarding expected financial benefits and our industry position following the acquisition are all forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic conditions in Brazil and Argentina; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this news release are made only as of the date of this news release, and except as otherwise required by federal securities law, we do not have any


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obligation to publicy update or revise any forward-looking statements to reflect subsequent events or circumstances.